EXHIBIT 10.1

BRAND AMBASSADOR AGREEMENT

This Agreement is entered into as of February 3, 2023 (the “Effective Date”), by and between, on the one hand, GPO Plus, Inc. (“Company” “GPO”) and, on the other hand, William Ray Norwood Jr. aka “Ray J” f/s/o 17, INC. and Byron Booker f/s/o LOOKHU, INC. (jointly and severally referred to as “Consultant” or “Consultants”) with respect to the services of Consultant as described herein.

1. Term. Subject to the terms and conditions of this Agreement, Company hereby agrees to engage Consultant commencing on the Effective Date and continuing in full force and effect for a period of two (2) years (the “Term”). The Term shall automatically renew for an additional one (1) year period unless terminated by either Party.

2. Products, Services and Compensation.

2.1. Products of the Company. Company distributes products that it owns or controls or creates throughout the world “Products” and those Products applicable to this Agreement will be added to Schedule A attached and Notice given to Consultants. Company desires to publicize its Programs, the exhibitions, the distribution, of these Products through advertising, publicity and exploitation of the Programs and the business of the Company.

2.2. Scope of Services. During the Term, Consultant shall serve as the Company’s advisor, spokesperson, celebrity endorser and brand ambassador to provide the services customarily associated with such roles for a similar company that develops and manufactures specialty products, distribution, and specialty retail industry, specifically with smoke and vape shops with Company’s THE feel good SHOP (collectively, the “Services”). The Services shall include, but not be limited to the specific items listed on Schedule A. The Services will be on-camera and off-camera, taped, filmed or recorded in such manner and by such process or device as Company may determine, and will be rendered in accordance with Company’s reasonable direction. This includes social media content, videos, clips, images and other content typically shared on social media. Consultant acknowledges that it is of the essence of this Agreement that Consultant shall be available subject only to Consultant’s prior professional written commitments to Company and arrange for publicity events to publicize and promote the Programs / Services, as defined and listed on Schedule B and the business of the Company. The obligations of each Consultant are joint and several.

2.3. Non-Exclusive Services. During the Term, Consultant further agrees not to engage in any business or perform any services that are competitive with the business of, or services provided by Company as described herein or the Programs, that contain any theme, content or story in any way materially similar to that of any of the Programs, or that constitute an actual conflict of interest. For purposes of this Agreement, the business of the Company is limited to specialty products with the active ingredient(s) being, but not limited to; hemp derived CBD, hemp derived cannabinoids Delta 8, 9 10 and 11, HHC, and others as they become mainstream, nutraceutical products and Nootropics such as HERBERALL®, distributors to specialty retailers, and specialty retailers, specifically with smoke, vape and head shops, convenient stores, bodegas and other independently owned retailers as well as the Company’s THE feel good SHOP. Consultant shall promote the Company and its business and shall not promote any business or ideas other than the Company, which compete or overlap with the business or proposed business of the Company. Consultant shall render the Services on a first-priority basis, subject only to Consultant’s prior professional written commitments at the time such Services are scheduled. Notwithstanding the above, is it understood and agreed that Consultant has contractual commitments prior to the execution of this agreement with THC and marijuana companies that maybe in competition with the Company, that are acknowledged and permitted by the Company under this Agreement.

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2.4. Professional Rendition of Services. Consultant shall render the Services in a competent, professional and artistic manner, and more importantly use reasonable best efforts to render Services in an enthusiastic and positive manner when representing the Company across any and all opportunities.

3. Compensation.

3.1. Sign On Bonus and Quarterly Vesting Schedule. In consideration for the Services to be rendered by Consultant, the Company does grant to Consultant a total of Seven Hundred Fifty Thousand (750,000) to be issued to Consultants as follows;

(a) Seven Hundred and Fifty Thousand (750,000) restricted shares of the Company’s common stock issued as follows;

(i) upon signing this Agreement, each Consultant will promptly receive Ninety Three Thousand Seven Hundred Fifty (93,750) restricted shares, which shall vest immediately and be issued to them or their designee, for which they will perform Services for a minimum of 90 days, and

(ii) for each additional quarterly extension that is completed after the Effective Date, unless this Agreement is earlier terminated pursuant to Section 4.3, each Consultant will receive an additional Ninety Three Thousand Seven Hundred Fifty (93,750) restricted shares which shall vest immediately upon the completion of the Services for the quarterly Term. For avoidance of doubt each Consultant shall receive Ninety Three Thousand Seven Hundred Fifty (93,750) restricted shares vesting immediately upon on the completion of the Services for each quarterly period during the term of the Agreement totaling Five Hundred Sixty Two Thousand (562,500) restricted shares.

3.2. Warrants. In consideration for the Services rendered by Consultant, Company will grant to each Consultant the right to purchase One Hundred Thousand (100,000) and or collectively, Two Hundred Thousand (200,000) shares of the Company’s common stock at a price per share equal to $2.50 per share of Common Stock (the “Warrants”). Each Consultant will have the right to exercise the Warrant with respect to Twelve Thousand Five Hundred (12,500) shares at the end of each three month period starting two (2) years after the Effective Date, unless this Agreement is earlier terminated pursuant to Section 4.3. The Warrants shall expire six (6) years from the Effective Date.

3.3. Special Achievement Awards. Certain significant milestones in the Company’s development, or attainment of certain critical goals, or the achievement of certain EBITDA, earnings, acquisitions, special contracts producing significant revenue, or offerings, shall cause other bonus awards to be granted to the Consultant at the discretion of the Board, but in accordance with the critical goals conveyed by the Board to the Consultant each year. These Special Achievement Awards (“SAA”) shall be awarded and are subject to the terms, conditions, and limitations at the sole discretion of the Board and compensation committee. These SAAs shall be defined and described on an attachment to this Agreement as Schedule C.

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3.4. Performance Based Bonus Shares. The Consultants will receive an additional Two Million (2,000,000) restricted shares vesting immediately upon issuance (One-Million 1,000,000 each), for their performance for the increase in total sales from the Effective Date as follows:

(a) For Five Million Dollars ($5,000,000) in generated Sales attributed to Consultants (“Consultant Sales”), Consultants will earn Five Hundred Thousand (500,000) restricted shares of the Company’s common stock; 250,000 shares each. Where, Consultant Sales shall be defined as gross sales of Nutriumph, a division of the Company with website www.nutriumph.com, (“Nurtiumph”) less sales that can be attributed to another source. By way of example, if Nutriumph pays an affiliate or engages a program where they can track sales to a source other then Consultants, those sales will be deducted from Nutrimuph Gross Sales and Consultant Sales = Gross Nutriumph Sales less any documented sales from other sources (“Other Sales”). To be clear, Consultant Sales will include all undocumented general sales generated by Nutriumph.

(b) For Twenty-Five Million Dollars ($25,000,000) in generated Consultant Sales, Consultants will earn Five Hundred Thousand (500,000) restricted shares of the Company’s common stock; 250,000 shares each.

(c) For Seventy- Five Million Dollars ($75,000,000) in generated Consultant Sales, Consultants will earn Five Hundred Thousand (500,000) restricted shares of the Company’s common stock; 250,000 shares each.

(d) for One Hundred Million Dollars ($100,000,000) in generated Consultant Sales, Consultants will earn Five Hundred Thousand (500,000) restricted shares of the Company’s common stock; 250,000 shares each.

3.5. Expenses. If Company requires Consultants to travel to an overnight location which is not within fifty (50) miles of Consultant’s principal residence, in connection with performance of the Services hereunder, then Company, after written authorization is confirmed, shall provide at its sole cost and expense to each Consultant, First Class airfare (or Business Class if First Class is not available), Luxury Hotel accommodations, $250 per diem, plus ground transportation, an airport greeter when available.

3.6. Cash Compensation for Initial 90 Day Campaign Content Creation. Once the initial ninety (90) day roll out campaign plan is created, scheduled and and approved by all parties, the Company shall promptly pay 17, INC. (or its designee) Fifteen Thousand ($15,000.00) dollars for initial content creation. To be clear, 17, Inc. will invoice Company after Company approves campaign concept and Company shall pay the $15,000 promptly prior to commencement of production.

3.7. Online Marketing Expenses. For the first 90 days, the Company shall pay 17, INC. (or its designee) Twenty Thousand ($20,000.00) dollars per month for three (3) months for a total of Sixty Thousand ($60,000.00) dollars. The monthly $20,000 will be paid on the 5th day of each month if the 5th falls on a weekend or holiday it will be paid on the next business day.

4. Termination.

4.1. By Consultant. After 90 days, Consultant may terminate this Agreement at any time upon 30 days advance written notice to the Company. In the event of such termination, any unvested Shares and Warrants shall immediately expire.

4.2. By Company Without Cause. After 90 days, Company may terminate this Agreement at any time upon 30 days written notice to the Consultant. In the event of a termination by the Company without cause, any unvested Warrants shall immediately vest.

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4.3. By Company For Cause. Company may terminate this Agreement upon written notice to the Consultant for an uncured material breach of the Agreement. Company shall include in the notice of termination the grounds for termination. In the event of a “for cause” termination, any unvested Shares and/or Warrants shall immediately expire. Consultant shall have fifteen (15) days to cure any such claimed breach.

4.4. Negative Publicity. In the event Consultant committed, or shall commit, any act, or have been, or become involved in, any situation or occurrence which brings Consultant into public disrepute, contempt, scandal or reflects unfavorably upon Company or its reputation or the Programs, is arrested for a felony, then Company shall have the right to immediately terminate this Agreement for cause.

4.5. Disability. If Consultant should fail to fulfill Consultant’s obligations hereunder for 14 consecutive days or an aggregate of 21 days, due to illness, disability, injury or accident, or change in appearance (which shall include without limitation any facial or bodily disfigurement or any change in Company’s sole, but reasonable, judgment which interferes with Consultant’s ability to perform properly the services required as spokesperson hereunder), then Company may, in its sole discretion and option: (a) terminate this Agreement and unvested Shares and Warrants; or (b) extend the term of this Agreement (and the vesting of the Warrants) for a period of time equal to Consultant’s absence or inability to perform.

5. Publicity and Other Rights.

5.1. Name and Likeness. Consultant hereby grants to Company the non-exclusive right, license and authority (but not the obligation) during the Term to use and display Consultant’s approved name, image, likeness, voice, signature, face, photographs, videos, other likeness and biography, or any synthespian or other simulations thereof (but not including photographs or likenesses utilizing the appearance of Consultant (“Publicity Rights”), in publications and channels and means of distribution as Company may determine at any time and from time to time throughout the world for Company’s Products only, in connection with the Programs, the exhibition, distribution, advertising, publicity and exploitation of the Programs and the business of the Company. In addition, Consultant grants to Company the right to publicize Consultant’s association with the Company and the Programs and to advertise and promote Consultant’s position as spokesperson for the Company, including endorsements by Consultant of Company and its business and the Programs. Upon Company’s request, Consultant shall provide additional information to Company in furtherance of this Section in a timely manner. Consultants grant of exclusivity to GPO means they shall not allow their Publicity Rights to be used by any competitive company or product to GPO as noticed in Schedule and addendums, which will occur from time to time as new Products are added throughout the Term of the Agreement. Consultants retain ownership of their Publicity Rights not in competition to GPO’s use.

5.2. Approvals and Consultations. Consultant shall have the right to approve in writing all uses of Consultant’s respective Publicity Rights provided that: (i) Consultant’s approvals shall not be unreasonably withheld. Notice of intent to exercise this right must be given to Consultant by the Company in writing 5 days prior to implementation for each occasion.

(i)	Biography. Consultant shall furnish Company with a biography concurrently with the execution of this Agreement, and within five (5) business days of receipt of Company’s request therefor.

(ii)

 Appearance and Personnel. Company shall consult with Consultant in good faith regarding the aesthetic look of Consultant’s hair, make-up and wardrobe for Publicity Rights. Consultant shall have a right to approve photographers and videographers. Consultant and Company agree that Consultant shall use his preferred Personnel such as videographers, editors, etc., if they are compatible with Company designee to any project assigned to consultant and that Company shall reimburse Consultant’s Personnel costs so long as the costs are pre-approved in writing. Consultant understands that the Company currently desires to keep expenses reduced until the next round of financing as such, consultant agrees to keep Personnel costs to a minimum.

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(iii)	Photographer(s) and Videographer(s). Consultant shall have a right of approval of the photographer(s) and videographer(s) used for Consultant.

(iv)	Non-Photographic Likenesses. Consultant shall have the right to approve any artistic rendering or other non-photographic likeness (collectively “Renderings”) of Consultant that may be used in connection with the advertising, exploitation or publicity.

(v)	Merchandising. Company has the right to use Consultant’s name or approved likeness and images in connection with any merchandising and marketing efforts provided that the images are from a pool of mutually approved stills and renderings in connection with the business of the Company. To be clear, Merchandising refers to sample products to be used for marketing purposes and giveaways, not for sale. Any additional for sale merchandise will be negotiated under a separate agreement.

(vi)	Messaging. Company will not use Consultant’s name or approved likeness in connection with any messaging without Consultant’s prior approval, unless they are part of pool of mutually approved messages.

(vii)	SocialMediaContent and Distribution. Company has the right to use Consultant’s name or approved likeness, videos, and images (Social Media Content) published on any social media platform in connection with any marketing efforts provided that the Social Media Content are approved and published.

5.3. Results and Proceeds. Consultant acknowledges that all results and proceeds of the Services (including all original ideas in connection therewith and any physical materials created by or on behalf of Consultant) shall be “work made for hire” for Company and, therefore, Company shall be the author and copyright owner thereof for all purposes throughout the universe in perpetuity. Company shall solely and exclusively own throughout the universe in perpetuity, including renewal and extension periods, if any, all rights of every kind and nature whether now or hereafter created in and in connection with such results and proceeds including: (a) the copyright and all rights of copyright; (b) all neighboring rights, trademarks and any and all other ownership and exploitation rights now or hereafter recognized in any territory, including all rental, lending, fixation, reproduction, retransmission, broadcasting (including satellite transmission), distribution and all other rights of communication by any and all means, devices and technology; (c) the right to adapt, change, delete from and add to such results and proceeds, and to use all or any part thereof in new versions, adaptations, and other motion pictures, including remakes, sequels and television productions; and (d) all rights generally known as “moral rights.” If the foregoing does not fully vest in Company all rights of every kind and nature (including those set forth above) in the Services throughout the world in perpetuity, then Consultant hereby irrevocably grants and assigns to Company all rights not so vested (and so far as may be appropriate by way of immediate assignment of future copyright) throughout the universe in perpetuity, including renewal and extension periods, if any, whether now or hereafter known or created, free from all restrictions and limitations. Without limiting the foregoing, Consultant hereby waives the benefit of any moral rights, “droit moral,” or similar laws. Consultant hereby irrevocably appoints Company as its attorney-in-fact with full power to execute, acknowledge, deliver and record in the U.S. Copyright Office or Patent and Trademark Office or elsewhere any and all such documents Consultant fails to execute, acknowledge and deliver within five (5) business days after Company’s request therefor. Upon request, Company shall provide Consultant with copies of any such documents.

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6. Confidentiality.

6.1. Maintain Confidentiality. Consultant hereby acknowledges that, based on Consultant’s past or current relationship with the Company, Consultant has had access to and become acquainted with the Confidential Information (as defined below). Consultant hereby covenants and agrees that he shall not, in any fashion, form or manner, unless previously and specifically consented to in writing by the Company, either directly or indirectly use, divulge, transmit or otherwise disclose or cause to be used, divulged, transmitted or otherwise disclosed to any person, firm, partnership, corporation or other entity now existing or hereafter created, in any manner whatsoever (other than as required by law), any of the Company’s Confidential Information of any kind, nature or description. Consultant hereby further acknowledges and agrees that the sale or unauthorized use, transmission or other disclosure of any of the Company’s Confidential Information which is in his possession constitutes unfair competition and Consultant covenants and agrees that he shall not engage in any unfair competition with the Company. The foregoing provisions shall not be construed to prevent Consultant from making use of or disclosing information that is in the public domain through no fault of Consultant’s; provided, however, specific information shall not be deemed to be in the public domain merely because it is encompassed by some general information that is published or in the public domain. The foregoing provisions shall also not be construed as preventing Consultant from reasonable and bona fide efforts to promote the Company and otherwise provide the services hereunder for the benefit of the Company.

6.2. Company hereby acknowledges that, based on Company’s past or current relationship with the Consultant, Company has had access to and become acquainted with the Confidential Information (as defined below). Company hereby covenants and agrees that it shall not, in any fashion, form or manner, unless previously and specifically consented to in writing by Consultant, either directly or indirectly use, divulge, transmit or otherwise disclose or cause to be used, divulged, transmitted or otherwise disclosed to any person, firm, partnership, corporation or other entity now existing or hereafter created, in any manner whatsoever (other than as required by law), any of Consultant’s Confidential Information of any kind, nature or description. Company hereby further acknowledges and agrees that the sale or unauthorized use, transmission or other disclosure of any of Consultant’s Confidential Information which is in his possession constitutes unfair competition and Company covenants and agrees that he shall not engage in any unfair competition with the Consultant. The foregoing provisions shall not be construed to prevent Company from making use of or disclosing information that is in the public domain through no fault of Company; provided, however, specific information shall not be deemed to be in the public domain merely because it is encompassed by some general information that is published or in the public domain. The foregoing provisions shall also not be construed as preventing Company from reasonable and bona fide efforts to promote the Company using Consultant’s Services.

6.3. Third Party Information. Consultant recognizes that Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in confidence and not to intentionally disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for Company consistent with Company’s agreement with such third party.

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6.4. Definition of Confidential Information. “Confidential Information” shall mean any information, matter or thing which, as to the business of the Company, is of a secret, confidential or private nature, , and which (i) is connected with the methods of operation of the business of the Company, and (ii. Confidential Information shall be limited to: (1) business matters known or available only to management, such as (A) information concerning customers, vendors and suppliers, including their names, addresses, credit or financial status, buying or selling habits, practices or requirements; (B) any arrangements or contracts that the Company has or may have had with such parties; (C) the marketing methods, plans and/or strategies of the Company for business development; and (D) the terms of any contracts or agreements the Company has entered into; and (2) other matters including, but not limited to, product information, trade secrets, know-how, formulae, innovations, inventions, technologies, devices, discoveries, techniques, formats, processes, methods, specifications, designs, patterns, schematics, data, compilation of information, test results and research and/or development projects undertaken by the Company. For purposes of this Agreement, the term “trade secrets” shall mean the broadest and most inclusive interpretation of trade secrets as defined by applicable law. Confidential Information shall not include any information in the public domain, provided, however, specific information shall not be deemed to be in the public domain merely because it is encompassed by some general information that is published or in the public domain.

6.5. Obligations Survive Agreement. The obligations under this Section 6 shall survive the expiration or termination of this Agreement for a period of two (2) years.

7. Ideas/Trademarks/Inventions.

7.1. Return of Company Documents. Consultants agree that, at the time of termination of the Term for any reason, Consultants will deliver to Company (and will not keep, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to Company, its successors or assigns. Consultants further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8. Representations, Warranties and Indemnity of Consultants. Consultants represents and warrants to Company as of the Effective Date and throughout the Term, as follows:

8.1. Authority. Consultants have the full right and authority to enter into this Agreement, to furnish the Services, and to perform all of Consultant’s obligations hereunder without violating the rights of any third parties and the consent of no other person, firm, corporation, or labor organization is required to enable Company to use the Services or the results and proceeds therefrom without additional remuneration.

8.2. Indemnity. Consultants agrees to indemnify Company from and against all claims, damages or expenses resulting from any actions by Consultants resulting in damage claims against Company including but not limited to breach of any representation, warranty or material uncured breach hereunder.

8.3. No Public Disparagement. Consultants will at no time, including following expiration or termination of the Term, publicly disparage the Programs, the Company, or its employees, agents, officers or representatives or Consultant’s respective associations with the Company, the Programs, or others connected or affiliated with the Company.

8.4. Spokesperson. Consultant agrees that as a spokesperson for the Company and the Programs, Consultant will continue to endorse the Company and the Programs during the Term. Consultant understands that commercial materials that Consultant may prepare or that are prepared by the Company for Consultant’s execution or production may attribute statements to Consultant to the effect that Consultant endorses the Company and the Programs. Consultant warrants and represents that such statements will represent Consultant’s actual belief and experience, provided that Consultant will have prior reasonable approval over such statements, it being agreed that Consultant’s failure to disapprove same in writing within seventy-two (72) hours of receipt thereof will be deemed an approval.

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9. Representations, Warranties and Indemnity of Company. Company represents and warrants to Consultant as of the Effective Date and throughout the Term, as follows:

9.1. Authority. Company has the full right and authority to enter into this Agreement and to perform all of Company’s obligations hereunder without violating the rights of any third parties and the consent of no other person, firm, corporation, or labor organization is required to enable Company to fulfill its obligation under this Agreement.

9.2. Indemnity. Company agrees to indemnify Consultant from and against all claims, damages or expenses resulting from any breach of any representation, warranty or material uncured breach hereunder.

9.3. No Public Disparagement. Company will at no time, including following expiration or termination of the Term, publicly disparage the Consultant, or its employees, agents, officers or representatives or Consultant’s respective associations with the Company, the Programs, or others connected or affiliated with Consultant.

10. Abandonment; No Obligation. Company may (at its sole discretion) abandon the Programs at any time without further obligation to Consultant, except to pay sums (if any) (including Shares and Warrants previously vested) accrued but unpaid hereunder as of such abandonment. Without limiting the foregoing, Company is not obligated to use the Services of Consultant or to produce, distribute or exploit the Programs or, if commenced, to continue the production, distribution, or exploitation of the Programs in any manner, medium, or territory. Regardless of whether or not Company elects to produce, distribute and/or exploit the Programs (or to commence same), Company is not obligated to use the Services in whole or in part of Consultant.

11. Independent Contractor. Consultant’s status hereunder is that of an independent contractor, and nothing herein contained shall be deemed to create the status of employer and employee. Accordingly, Consultants shall be responsible to timely pay all taxes and other withholdings, deductions and payments required by law, if any, with respect to Consultant’s services hereunder. Consultants agrees to indemnify and hold Company harmless from and against any and all claims, lawsuits and/or liabilities incurred by Company as a result of Consultant’s failure to make such payments.

12. Miscellaneous.

12.1. Assignment. Consultant’s rights and obligations under this Agreement are personal to Consultants and may not be assigned or otherwise delegated by Consultants. Company may freely assign any part or all of this Agreement or its rights hereunder.

12.2. Services Unique. It is understood and agreed that Consultant’s Services and the rights and privileges granted to Company, are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value. Since any breach of this Agreement by Consultant may cause Company irreparable damage, Company shall be entitled as a matter of right and without notice to Consultant to seek equitable relief by way of injunction or otherwise in the event of any violation of the provisions of this Agreement, it being understood that exercise of such right shall not constitute a waiver of any other or additional rights at law or pursuant to the terms of this Agreement which Company may have against Consultant as a result of such breach.

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12.3. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and its respective successors and assigns.

12.4. Obligations Survive Agreement. Consultant’s obligations under Section 5, Section 6 and any other Section herein which indicate a period beyond the Term, shall survive the expiration or termination of this Agreement for a period of at least five (5) years, unless a longer period is prescribed in the applicable Section.

12.5. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by email and receipt is acknowledged or if sent by internationally recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:	GPO Plus, Inc.
3571 E. Sunset Road, #300 Las Vegas, NV 89120 Attention: Brett H. Pojunis

if to the Consultant:	17, Inc.
11024 Balboa Blvd. Granada Hills, CA 91344 Attention: William Ray Norwood Jr.

Lookhu, Inc.
3571 E. Sunset Road, #300 Las Vegas, NV 89120 Attention: Byron Booker

or to such other address as the party to whom notice is to be given may have furnished to the other parties to this Agreement in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of internationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

12.6. Amendments. This Agreement may not be modified or amended, or any of the provisions of this Agreement waived, except by written agreement of the Company and Consultant.

12.7. Disagreements; Attorneys’ Fees. The parties agree to attempt to resolve any disputes, controversies or claims (“Dispute”) arising out of or relating to this Agreement in a meeting between a representative of each party who has decision-making authority with respect to a Dispute. Should the meeting either not take place or not result in a resolution of the Dispute within fifteen (15) days following notice of the Dispute to the other party, then, and only then, either party may bring suit or action in accordance with this Agreement. In the event that any suit or action is instituted, the prevailing party such dispute shall be entitled to recover all, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. Notwithstanding anything contained herein to the contrary, neither party shall be entitled to attorney’s fees or costs unless such party attempted to mediate the Dispute in good faith in accordance with this Section.

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12.8. Governing Law; Waiver of Jury Trial. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of Nevada without giving effect to any choice or conflict of law provision or rule (whether in the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. In furtherance of the foregoing, the internal law of the State of Nevada will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

12.9. Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement must be brought in state or federal court in the County of Clark, Nevada, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect to their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

12.10. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.11. Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

12.12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding in the same manner as an original thereof.

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12.13. Headings. Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.14. Expenses. Each of the parties shall pay their respective fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement. Company will be under no obligation to make any additional payments to Consultant as a performer or to pay any commissions or fees to any third party on account of this Agreement.

12.15. Entire Agreement. This Agreement and the Warrant and the other writings and agreements referred to in this Agreement or delivered pursuant to this Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

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Signature page to follow

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first written above.

Consultants:		Company:

17, INC.		GPO PLUS, INC.

	/s/ William Ray Norwood Jr.,		/s/ Brett H. Pojunis
By:	William Ray Norwood Jr.,	By:	Brett H. Pojunis

February 9, 2023
LOOKHU, INC.

/s/ Byron Booker
By:	Byron Booker, CEO

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SCHEDULE A

Statement of Services

List of Services, include but are not limited to the following:

•	consulting with the Chairman/CEO about marketing, events, media, and promotions.
•	good faith efforts to leverage Consultant’s relationships in the entertainment industry to market, promote and publicize the business of the Company.
•	develop HERBERALL® (as well as other Company brands) into an inﬂuencer-driven brand,
•	market, promote and publicize the business of the Company as spokesperson for the Company,
•	arrange for, or at the Company’s direction, participate in public appearances and interviews as spokesperson for the Company each year:

o	Eight (8) prime-time media appearances (morning/daytime shows)
o	Twenty Four (24) interviews by approved outlets throughout the year
o	Eight (8) Podcast Mentions throughout the year
o	Twelve (12) In-store Activation Appearances tied to Herberall or other GPOX related Programs throughout the year
o	Twenty Four (24) posts across all social media channels (some with different variations such as geo-targeted) over term. GPOX to provide suggested posts on a calendar throughout the year
o	Twelve (12) press releases upon execution of this agreement announcing the partnership and any other news and events throughout the year.

•	Once Consultant’s Company Social Media account(s) (Twitter, Facebook, Instagram, Linked In, Snap Chat, etc.) are “following” or otherwise linked with Company’s Social Media Accounts, Consultant will:

o	post and share an announcement that he joined Company on the Social Media Sites,
o	post and share photos,
o	post no less than an average of 2 posts per month on each outlet,
o	invite all his friends to use Company using the Social Media Sites, email blasts and SMS
o	update followers on Social Media Accounts at least twice per week when visiting the Company’s locations, stores, THE feel good SHOP, etc.
o	post and share positive feedback about Company no less than an average of two times per week,
o	Identify celebrities and inﬂuencers to promote HERBERALL® on social media platforms to help with organic social media promoting HERBERALL®,
o	assist with the creative content and production for HERBERALL®,
o	assist with ad buys, social media marketing, and online promotion,
o	facilitate introductions to distributors, wholesalers, and retailers,
o	suggest strategic partners, executives, and additional board members,
o	provide introductions to investors to help raise capital for GPOX.

Lookhu Services:

General consulting and business advice in connection with marketing and promotion. Full access to the platform, introduction to other influencers and celebrities as well as other promotional opportunities as they come up.

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SCHEDULE B

Marketing Plan and Program

All future marketing, advertising and publicity programs and plans (“Programs”) that involve Consultants shall be created by Company, Consultants, its public relation firms (TBD), investor relation firms, or its agent, or its affiliates, and approved by Company and Consultant during the term of this agreement. The Company will provide access to all its social media accounts for distribution of Consultants Programs for as long as this Agreement is active.

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SCHEDULE C

Special Achievement Awards (“SAA”)

Consultants can discuss during the Term of this Agreement additional opportunities for them to make contributions and be rewarded with additions to this Agreement, future revenue such as Licensing Deals for additional products and/or Brands for Ray J, Lookhu and other influencers/celebrity Brand(s).

GPOX proposes developing the following Ray J branded products and entering into licensing deals with GPOX:

1. Gummies:

a.	Active Ingredients include, but are not limited to; hemp derived CBD, hemp derived cannabinoids Delta 8, 9 10 and 11, HHC, THC-a, THC-o, THC-p, THC-x and other cannabinoids as they become mainstream.
b.	ED Gummies

2. Strips (similar to Listerine strips):

a.	Active Ingredients include, but are not limited to; hemp derived CBD, hemp derived cannabinoids Delta 8, 9 10 and 11, HHC, THC-a, THC-o, THC-p, THC-x and other cannabinoids as they become mainstream.

b.	ED Strips

3. Vapes:

a.	Active Ingredients include, but are not limited to; hemp derived CBD, hemp derived cannabinoids Delta 8, 9 10 and 11, HHC, THC-a, THC-o, THC-p, THC-x and other cannabinoids as they become mainstream.

4. Kratom:

a.	Active Ingredients include, but are not limited to; hemp derived CBD, hemp derived cannabinoids Delta 8, 9 10 and 11, HHC, THC-a, THC-o, THC-p, THC-x and other cannabinoids as they become mainstream.

5. Other Unique or one off product(s):

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